Exhibit 23.6

CONSENT OF AMEC FOSTER WHEELER AMERICAS LIMITED

I, Larry Smith, on behalf of AMEC Foster Wheeler Americas Limited, formerly known as AMEC Americas Limited ("AMEC"), consent to the inclusion in this Annual Report on Form 10-K of NovaGold Resources Inc., which is being filed with the United States Securities and Exchange Commission, of references to AMEC's name and to the use of the technical report titled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" effective July 27, 2011 and to the use of  the technical report titled "Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report on Second Updated Feasibility Study" effective November 18, 2011, amended January 20, 2012 (collectively, the "Technical Reports"), and the information derived from the Technical Reports.

I also consent to the incorporation by reference in NovaGold Resources Inc.'s registration statements on Form S-8 (Nos. 333-117370; 333-134871; 333-136493; 333-164083; 333-171630 and 333-197648) of the references to AMEC's name and the use of the Technical Reports and the information derived from the Technical Reports which are included in the Annual Report on Form 10-K.

Dated this 27th day of January, 2016.

On behalf of AMEC Foster Wheeler Americas Limited

By: /s/ Larry Smith
Name: Larry Smith
Title: Vice President Mining & Metals Consulting